Exhibit 99.1

FOR IMMEDIATE RELEASE

Caterpillar Announces Leadership Transition in Resource Industries

IRVING, Texas, Oct. 15, 2026 – Caterpillar Inc. today announced Denise Johnson, group president of Resource Industries, has elected to retire effective Feb. 1, 2027. Derrick York, who currently serves as president of Solar Turbines and Caterpillar senior vice president, has been appointed group president of Resource Industries, effective Nov. 1, 2026, at which time Johnson will assume an advisory role to ensure a seamless leadership transition.

Since joining Caterpillar in 2011, Johnson has transformed Caterpillar’s mining business and advanced the industry, championing technologies that define the modern mine site. She assumed leadership of Resource Industries in 2016 during a historic mining downturn. Her leadership strengthened operations and the portfolio while maintaining a clear focus on long-term growth, returning the segment to profitability and ultimately delivering its strongest financial performance in more than a decade.

“Denise took on a critical role during one of the mining industry’s most challenging times,” said Joe Creed, Caterpillar chairman and CEO. “Her disciplined leadership restored Resource Industries to profitability and positioned Caterpillar as an industry leader in mining autonomy and technology. We are deeply grateful for all she has done to strengthen our relationships with customers, develop our people and shape the future of our company. Her impact and influence will be remembered long after her retirement.”

Throughout her career, Johnson has been a respected voice across the mining, manufacturing and engineering communities, serving on numerous industry and academic boards and helping advance the future of mining worldwide.

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Since 2023, York has led the global business unit that provides industrial gas turbines and compressors for oil & gas and power generation applications. In his 16 years with the company, he has also served as senior vice president of Caterpillar’s Oil & Gas and Marine division and held leadership roles in finance and corporate development. Earlier in his career, York worked in banking and public accounting.

York has a bachelor’s degree in finance from the University of Illinois at Urbana-Champaign and a master’s degree in business administration from Northwestern University’s Kellogg School of Management.

“Derrick is a highly respected leader who understands our customers, our strategy and the industries we serve,” said Creed. “He is well positioned to lead the team into its next chapter of innovation, growth and customer success.”

Johnson expressed confidence in York and the future of Resource Industries.

“The greatest accomplishment of any leader is leaving an organization better positioned for the future. I'm proud of the foundation we've built, the people we've developed and the enduring impact this team will continue to make,” said Johnson. “Derrick is the right leader to build on that foundation and move Resource Industries forward.”

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Caterpillar Media Contact:

Tiffany Heikkila, tiffany.heikkila@cat.com, 832-573-0958

About Caterpillar

For more than a century, Caterpillar has built a better, more sustainable world. With 2025 sales and revenues of $67.6 billion, Caterpillar Inc. is shaping the future as the world’s leading manufacturer of construction and mining equipment, off-highway diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. Backed by one of the largest independent global dealer networks and financing services through Cat Financial, the company’s primary business segments: Power & Energy, Construction Industries and Resource Industries are solving customers’ toughest challenges through commercial excellence and advanced technology, driven by a highly skilled, dedicated global team. Learn more at www.caterpillar.com.

Caterpillar Public Release	#